Exhibit 4.1

FORM OF

CERTIFICATE OF CONVERSION

CONVERTING

CONSTELLATION ENERGY PARTNERS LLC,

(A Delaware Limited Liability Company)

TO

SANCHEZ PRODUCTION PARTNERS LP

(A Delaware Limited Partnership)

Pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act,

6 Del. C. §§ 17-101 et seq. (the “Delaware LP Act”)

This Certificate of Conversion is being filed for the purpose of converting Constellation Energy Partners LLC, a Delaware limited liability company (the “Converting Entity”), to a Delaware limited partnership to be named “Sanchez Production Partners LP” (the “Limited Partnership”).

The undersigned, being an authorized person of the Converting Entity, does hereby certify as follows:

1.	Date and Jurisdiction of Formation of Converting Entity. The date the Converting Entity was first formed is February 7, 2005, and the jurisdiction where the Converting Entity was first formed, which jurisdiction has not changed, is Delaware.

2.	Name and Type of Converting Entity. The name of the Converting Entity when first formed and immediately prior to filing this Certificate of Conversion is “Constellation Energy Partners LLC”. The Converting Entity was a Delaware limited liability company immediately prior to filing this Certificate of Conversion.

3.	Name of Continuing Limited Partnership. The name of the Delaware limited partnership to which the Converting Entity is being converted and the name set forth in the Certificate of Limited Partnership of the Limited Partnership filed in accordance with Section 17-217(b) of the Delaware LP Act is “Sanchez Production Partners LP”.

4.	Effective Time. This Certificate of Conversion shall become effective on , 2014, at .m.

IN WITNESS WHEREOF, the undersigned, being an authorized person of the Converting Entity, has duly executed this Certificate of Conversion as of                      , 2014.

Name:
Authorized Person